Exhibit 10.3

Execution Copy

first AMENDMENT AND JOINDER TO TERM LOAN AGREEMENT

This FIRST AMENDMENT AND JOINDER TO TERM LOAN AGREEMENT (this “Amendment”) dated as of December 15, 2016, by and among AGREE LIMITED PARTNERSHIP, a Delaware limited partnership (the “Borrower”), AGREE REALTY CORPORATION, a Maryland corporation (the “Parent”), the other Guarantors party hereto, each of the Lenders party hereto and CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).

WHEREAS, the Borrower, the Lenders, the Administrative Agent and certain other parties have entered into that certain Term Loan Agreement dated as of July 1, 2016 (as amended and as in effect immediately prior to the effectiveness of this Amendment, the “Loan Agreement”); and

WHEREAS, the Borrower, the Lenders and the Administrative Agent desire to amend certain provisions of the Loan Agreement on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

Section 1. Specific Amendment to Loan Agreement. Upon the satisfaction of the conditions set forth in Section 2 hereof, the parties hereto agree that the Loan Agreement is amended as follows:

(a)          The Loan Agreement is amended by restating the following definitions included in 1.01 of the Loan Agreement:

“Anti-Terrorism Laws” means any Laws relating to terrorism, Sanctions and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Rate” means,

(a)          Prior to the Investment Grade Rating Date, the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(a):

Pricing Level	Leverage Ratio	Applicable Rate for Eurodollar Rate Loans	Applicable Rate for Base Rate Loans
1	< 40%	1.65%	0.65%
2	≥ 40% but < 45%	1.75%	0.75%
3	≥ 45% but < 50%	1.90%	0.90%
4	≥ 50% but < 55%	2.05%	1.05%
5	≥ 55%	2.25%	1.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 5, shall apply as of the fifth Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Rate in effect as of the Closing Date shall be determined based upon Pricing Level 1.

(b)          On and at all times after the Investment Grade Rating Date, the applicable rate per annum set forth in the tables below corresponding to the Pricing Level in the first column of the tables in which the Parent’s or Borrower’s Credit Rating falls.

Pricing Level	Credit Rating	Applicable Rate for Term Eurodollar Rate Loans	Applicable Rate for Term Base Rate Loans
1	≥ A-/A3	1.50%	0.50%
2	BBB+/Baa1	1.55%	0.55%
3	BBB/Baa2	1.65%	0.65%
4	BBB-/Baa3	1.90%	0.90%
5	<BBB-/Baa3/Unrated	2.45%	1.45%

During any period that the Parent or Borrower has received Credit Ratings from each of S&P, Fitch and Moody’s that are not equivalent and the difference between the highest and lowest of such Credit Ratings is (i) one Pricing Level, then the Applicable Rate shall be determined based on the highest of such Credit Ratings or (ii) two or more Pricing Levels, then the Applicable Rate shall be determined based on the average of the two highest Credit Ratings (unless the average is not a recognized Pricing Level, in which case the Applicable Rate shall be determined based on the second highest Credit Rating). During any period that the Parent or Borrower has received only two Credit Ratings from any of S&P, Fitch and Moody’s that are not equivalent and the difference between such Credit Ratings is (x) one Pricing Level, then the Applicable Rate shall be determined based on the higher of such Credit Ratings or (y) two or more Pricing Levels, then the Applicable Rate shall be determined based on the Pricing Level that would be applicable if the rating was one higher than the lower of the two applicable Credit Ratings received. During any period that the Parent or Borrower has only received a Credit Rating from Moody’s or S&P, then the Applicable Rate shall be based upon such Credit Rating. During any period after the Investment Grade Rating Date that the Parent or Borrower has (A) not received a Credit Rating from any Rating Agency or (B) only received a Credit Rating from a Rating Agency that is neither S&P nor Moody’s, then the Applicable Rate shall be determined based on Pricing Level 5 in the table above.

“Capitalization Rate” means 7.00% for all properties.

“Change of Control” means an event or series of events by which:

(a)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)          during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)          the Parent fails at any time to own, directly or indirectly, at least 75% of the Equity Interests of the Borrower, free and clear of all Liens.

“Credit Rating” means the published or private rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person.

“Eligible Ground Lease” means a ground lease containing terms and conditions customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease, including the following: (a) a remaining term (exclusive of any unexercised extension options) of 30 years or more from the First Amendment Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property, and to amend the terms of any such mortgage or encumbrance, in each case, without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) acceptable transferability of the lessee’s interest under such lease, including ability to sublease; (e) acceptable limitations on the use of the leased property; and (f) clearly determinable rental payment terms which in no event contain profit participation rights.

“Immaterial Subsidiary” means any Subsidiary whose assets constitute less than one percent (1%) of Total Asset Value; provided that if at any time the aggregate Total Asset Value of the “Immaterial Subsidiaries” exceeds ten percent (10%) of all Total Asset Value, then the Borrower shall designate certain “Immaterial Subsidiaries” as Guarantors such that the aggregate Total Asset Value of the “Immaterial Subsidiaries” which are not Guarantors does not exceed ten percent (10%) of all Total Asset Value.

“Indebtedness” means, for the Consolidated Group, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)          all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)          all direct or contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(c)          net obligations under any Swap Contract;

(d)          all obligations to pay the deferred purchase price of property or services other than accounts payable incurred in the ordinary course and not past due;

(e)          capital leases, Synthetic Lease Obligations and Synthetic Debt;

(f)           all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference, plus accrued and unpaid dividends;

(g)          indebtedness (excluding prepaid interest thereon) secured by a Lien on property (including indebtedness arising under conditional sales or other title retention agreements) whether or not such indebtedness has been assumed by the grantor of the Lien or is limited in recourse; and

(h)          all Guarantees in respect of any of the foregoing (except for Guarantees of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions to non-recourse liability).

For all purposes hereof, Indebtedness shall include the Consolidated Group’s pro rata share of the foregoing items and components attributable to Indebtedness of Unconsolidated Affiliates. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Investment Grade Rating” means a Credit Rating of BBB- (or equivalent) or higher from S&P and Baa3 (or equivalent) or higher from Moody’s.

“Net Income” means the net income (or loss) of the Consolidated Group for the subject period; provided, however that Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income of any subsidiary of the Parent during such period to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of such income is not permitted by operation of the terms of its organization documents or any agreement, instrument or law applicable to such subsidiary during such period, except that the Parent’s equity in any net loss of any such subsidiary for such period shall be included in determining Net Income, (c) any income (or loss) for such period of any Person if such Person is not a subsidiary of the Parent, except that the Parent’s equity in the net income of any such Person for such period shall be included in Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Parent or a subsidiary thereof as a dividend or other distribution (and in the case of a dividend or other distribution to a subsidiary of the Parent, such subsidiary is not precluded from further distributing such amount to the Parent as described in clause (b) of this proviso), and (d) rental or other income from (i) any lease in respect of real property to tenants in any proceedings under any Debtor Relief Laws during the subject period that was not paid on the date rent was due to be paid by such tenant taking into account any applicable grace or cure period provided for by the terms of such lease, (ii) any lease in respect of real property to tenants in any proceedings under any Debtor Relief Laws that did not physically occupy such real property during the entirety of such period, and (iii) any leases in respect of real property to tenants, which leases have been rejected in any proceeding under Debtor Relief Laws during the subject period.

“Net Operating Income” means for any real property and for any period, an amount equal to the following (without duplication): (a) the aggregate gross revenues from the operations of such real property during such period (exclusive of any rental or other income from (i) any lease in respect of such real property to tenants in any proceedings under any Debtor Relief Laws during the subject period that was not paid on the date rent was due to be paid by such tenant taking into account any applicable grace or cure period provided for by the terms of such lease, (ii) any lease in respect of such real property to tenants in any proceedings under any Debtor Relief Laws that did not physically occupy such real property during the entirety of such period, and (iii) any leases in respect of such real property to tenants, which leases have been rejected in any proceeding under Debtor Relief Laws during the subject period), plus (b) the aggregate gross revenues from any ground leases, minus (c) the sum of (i) all expenses and other proper charges incurred in connection with the operation of such real property during such period (including accruals for real estate taxes and insurance and an amount equal to the greater of (x) 1% of rents and (y) actual management fees paid in cash, but excluding capital expenditures, debt service charges, income taxes, depreciation, amortization and other non-cash expenses), which expenses and accruals shall be calculated in accordance with GAAP minus (d) the Annual Capital Expenditure Adjustment.

“Permitted Liens” means, with respect to any asset or property of a Person:

(a)         Liens for taxes, assessments, charges and levies imposed by any Governmental Authority (excluding any Lien imposed under ERISA or pursuant to any Environmental Laws), in each case, not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)         carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(c)         pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(d)         deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)         easements, rights-of-way, restrictions, leases, occupancy agreements and other similar encumbrances arising in the ordinary course of business affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; and

(f)         Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(j).

“Sanctioned Country” means a country or territory subject to Sanctions, currently Crimea, Cuba, Iran, North Korea, Sudan and Syria.

“Shareholder Covered Entity” means any Person that is a Covered Entity solely because such Person owns Equity Interests in the Parent.

“Tangible Net Worth” means for the Consolidated Group as of any date of determination, (a) total equity on a consolidated basis determined in accordance with GAAP, minus (b) all intangible assets other than lease intangibles on a consolidated basis determined in accordance with GAAP plus (c) all depreciation determined in accordance with GAAP.

“Unencumbered Pool NOI” means, at any time with respect to an Unencumbered Pool Property, the Net Operating Income from such Property for the fiscal quarter most recently ended multiplied by four. For the avoidance of doubt, the Net Operating Income of a Property that has been owned or leased by a Person for less than one fiscal quarter will be included in calculating Unencumbered Pool NOI as if such Property was owned by such Person for the then most recent fiscal quarter. For the avoidance of doubt, the Net Operating Income of a Property that was sold by a Person within the fiscal quarter will be excluded in calculating Unencumbered Pool NOI. For the purposes of calculating the aggregate Unencumbered Pool NOI of all Unencumbered Pool Properties:

(a)          no more than twenty-five (25%) of the aggregate Unencumbered Pool NOI may be in respect of Unencumbered Pool Properties that are located in any one Metropolitan Statistical Area, with any excess over such limit being deducted from the aggregate Unencumbered Pool NOI;

(b)          no more than twenty (20%) of the aggregate Unencumbered Pool NOI may be from a single tenant, with any excess over such limits being deducted from the aggregate Unencumbered Pool NOI;

(c)          if the aggregate occupancy rate (determined with respect to tenants in actual occupancy and paying rent) of all Properties included as Unencumbered Pool Properties would be less than eighty percent (80%), Borrower shall exclude from the determination of the Unencumbered Pool NOI one or more of such Unencumbered Pool Properties as may be necessary for such aggregate occupancy rate to equal or exceed eighty percent (80%); and

(d)          to the extent that more than fifteen (15%) of the aggregate Unencumbered Pool NOI would be attributable to Properties leased under Eligible Ground Leases, such excess shall be excluded from the aggregate Unencumbered Pool NOI.

“Unsecured Interest Expense” means, as of any given date, Interest Expense of any of the Consolidated Group with respect to Indebtedness that is not Secured Indebtedness.

(b)           The Loan Agreement is adding the following definitions to Section 1.01 of the Loan Agreement in the appropriate alphabetical order:

“First Amendment Date” shall mean the effective date of that certain First Amendment to Term Loan Agreement by and among the Borrower, the lenders party thereto and the Administrative Agent.

“Investment Grade Rating Date” means the date specified by the Borrower in a written notice to the Administrative Agent after the Parent or the Borrower obtains an Investment Grade Rating from either Moody’s or S&P.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the date on which all Loans are scheduled to be due and payable in full.

“Material Acquisition” means any acquisition by the Borrower or any Subsidiary in which the GAAP book value of the assets acquired exceeds 10.0% of the consolidated total assets of the Borrower and its Subsidiaries determined under GAAP as of the last day of the most recently ending fiscal quarter of the Borrower for which financial statements are publicly available.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Sanctions” means sanctions administered or enforced from time to time by the United States government, including those administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

(c)           The Loan Agreement is amended by restating Section 2.11(b) in its entirety to read as follows:

(b)          If, as a result of any restatement of or other adjustment to the financial statements of the Borrower, the inaccurate reporting of the Credit Rating or for any other reason, the Borrower or the Lenders determine that (i) the Pricing Level as determined by the Leverage Ratio calculated by the Borrower or the Credit Rating reported as of any applicable date was inaccurate and (ii) a proper determination of the Pricing Level would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 2.09(b) or under Article IX. The Borrower’s obligations under this paragraph shall survive the termination of the Term Loan Commitment and the repayment of all Obligations hereunder.

(d)          The Loan Agreement is amended by restating Section 3.04(b) in its entirety to read as follows:

(b)          Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, or the Term Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(e)          The Loan Agreement is amended by restating the introductory paragraph in Article VI in its entirety to read as follows:

Each of the Parent and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

(f)           The Loan Agreement is amended by restating Section 7.02(e) in its entirety to read as follows:

(e)          not later than seven (7) Business Days after the Parent or the Borrower receives notice of the same from any Rating Agency or otherwise learns of the same, notice of the issuance of any change or withdrawal in the Credit Rating by any Rating Agency in respect of the Parent or the Borrower, together with the details thereof, and of any announcement by such Rating Agency that any such Credit Rating is “under review” or that any such Credit Rating has been placed on a watch list or that any similar action has been taking by such Rating Agency;

(g)          The Loan Agreement is amended by adding the following sentence immediately prior to the final sentence in Section 7.14(b) as the penultimate sentence in such Section:

“Unless the Administrative Agent notifies the Borrower otherwise, such Guarantor shall be deemed to have been released from its Guaranty upon the later to occur of ten (10) Business Days following the Administrative Agent’s receipt of such notice and the date set forth in such notice as the requested date of release.”

(h)          The Loan Agreement is amended by restating Section 8.02 in its entirety to read as follows:

8.02       Investments. Make any Investments, except:

(a)         Investments in the form of cash or cash equivalents;

(b)         Investments existing on the date hereof and set forth on Schedule 6.13;

(c)         advances to officers, directors and employees of the Borrower and Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

(d)         Investments of the Guarantor and the Borrower in the form of Equity Interests and investments of the Borrower in any wholly-owned Subsidiary, and Investments of Borrower directly in, or of any wholly-owned Subsidiary in another wholly-owned Subsidiary which owns, real property assets which are located within the United States, provided in each case the Investments held by Borrower or Subsidiary are in accordance with the provisions of this Section 8.02 other than this Section 8.02(d);

(e)          Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(f)          Investments in unimproved land holdings not to at any time exceed ten percent (10%) of Total Asset Value;

(g)          Investments in mortgages, mezzanine loans and notes receivable not to at any time exceed ten percent (10%) of Total Asset Value;

(h)          Investments in Construction in Progress not to at any time exceed twenty percent (20%) of Total Asset Value; and

(i)          Investments in non-wholly owned Subsidiaries and Unconsolidated Affiliates not to at any time exceed twenty percent (20%) of Total Asset Value.

Determinations of whether an Investment in an asset is permitted will be made after giving effect to the subject Investment. Investments pursuant to clauses (f) through (i) above in the aggregate will not exceed twenty-five percent (25%) of Total Asset Value.

(i)          The Loan Agreement is amended by restating Section 8.06 in its entirety to read as follows:

8.06         Change in Nature of Business. Engage in any material line of business other than a business primarily focused on the ownership and management of single-tenant net lease retail properties or other businesses involving net leased properties as described in the Parent’s then current SEC public filings and, in each case, businesses substantially related or incidental thereto.

(j)          The Loan Agreement is amended by deleting the reference to “(a)” in the second line in Section 8.08.

(k)          The Loan Agreement is amended by restating Section 8.10 in its entirety to read as follows:

8.10         Minimum Number of Unencumbered Pool Properties. Without the prior written consent of Required Lenders allow there to be less than one hundred (100) Unencumbered Pool Properties.

(l)          The Loan Agreement is amended by restating Section 8.11 in its entirety to read as follows:

8.11         Industry Concentration. Not permit more than twenty-five percent (25%) of annualized base rents of the Loan Parties and their Subsidiaries for any twelve (12) month period to be attributable to any one industry type.

(m)          The Loan Agreement is amended by restating Section 8.14 in its entirety to read as follows:

8.14        Financial Covenants. Not, directly or indirectly, permit:

(a)          Maximum Leverage Ratio. Total Indebtedness to exceed sixty percent (60%) of Total Asset Value at any time; provided, however, that if Total Indebtedness exceeds sixty percent (60%) of Total Asset Value but does not exceed sixty-five percent (65%), then the Borrower shall be deemed to be in compliance with this subsection (a) so long as (w) the Borrower or any Subsidiary completed a Material Acquisition during the quarter in which such percentage first exceeded sixty percent (60%), (x) such percentage does not exceed sixty percent (60%) after the fiscal quarter immediately following the fiscal quarter in which such Material Acquisition was completed, (y) the Borrower shall not maintain compliance with this subsection (a) in reliance on this proviso more than one time during the term of this Agreement and (z) such percentage is not greater than sixty-five percent (65%) at any time.

(b)          Maximum Secured Leverage Ratio. Total Secured Indebtedness to exceed forty percent (40%) of Total Asset Value at any time.

(c)          Minimum Tangible Net Worth. Tangible Net Worth at any time to be less than the sum of (i) $ $480,986,250 plus (ii) an amount equal to seventy-five percent (75%) of net equity proceeds received by the Parent after September 30, 2016 (other than proceeds received in connection with any dividend reinvestment program).

(d)          Minimum Fixed Charge Coverage Ratio. The ratio of Adjusted EBITDA to Fixed Charges to be less than 1.50 to 1.0 at any time.

(e)          Maximum Secured Recourse Indebtedness. Total Indebtedness that is Secured Recourse Indebtedness to be in excess of fifteen percent (15%) of Total Asset Value at any time.

(f)          Maximum Unencumbered Leverage Ratio. Total Indebtedness that is Unsecured Indebtedness to exceed sixty percent (60%) of Unencumbered Asset Value at any time; provided, however, that if Total Indebtedness that is Unsecured Indebtedness exceeds sixty percent (60%) of Unencumbered Asset Value but does not exceed sixty-five percent (65%), then the Borrower shall be deemed to be in compliance with this subsection (f) so long as (w) the Borrower or any Subsidiary completed a Material Acquisition during the quarter in which such percentage first exceeded sixty percent (60%), (x) such percentage does not exceed sixty percent (60%) after the fiscal quarter immediately following the fiscal quarter in which such Material Acquisition was completed, (y) the Borrower shall not maintain compliance with this subsection (f) in reliance on this proviso more than one time during the term of this Agreement and (z) such percentage is not greater than sixty-five percent (65%) at any time.

(g)          Minimum Unsecured Interest Expense Ratio. The ratio of Unencumbered Pool NOI to Unsecured Interest Expense to be less than 1.75 to 1.00 at any time.

(n)          The Loan Agreement is amended by restating clauses (g), (h), (i) and (j) in Section 9.01 in their entirety to read as follows:

(g)          Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) after taking into account any applicable grace or cure periods in respect of any (a) Recourse Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000, or (b) Non-Recourse Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than an amount equal to 5% of Total Asset Value as of any date, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee described in subsections (a) or (b), above, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than $5,000,000; or

(h)          Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding; or

(i)          Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary (other than a Material Subsidiary whose only liability is Non-Recourse Indebtedness in an aggregate principal amount of less than 5% of Total Asset Value) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(j)          Judgments. There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(o)          The Loan Agreement is amended by restating the “FOURTH” clause in Section 9.03 in its entirety to read as follows:

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

(p)          The Loan Agreement is amended by restating Section 11.08 in its entirety to read as follows:

11.08         Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time but in the case of a Lender or an Affiliate of a Lender, subject to receipt of the prior written consent of the Administrative Agent exercised in its sole discretion, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(q)          The Loan Agreement is amended by amending and restating Exhibit C, Form of Compliance Certificate, in its entirety and replacing it with Exhibit C attached hereto.

(r)          The Loan Agreement is amended by amending and restating Exhibit E, Form of Unencumbered Pool Certificate, in its entirety and replacing it with Exhibit E attached hereto.

Section 2. Conditions Precedent. The effectiveness of this Amendment is subject to satisfaction of the following conditions:

(a)          receipt by the Administrative Agent of a counterpart of this Amendment duly executed by the Borrower, the Guarantors, the Administrative Agent and each of the Lenders;

(b)          that certain Amended and Restated Revolving Credit and Term Loan Agreement by and among Agree Limited Partnership, Agree Realty Corporation, the lenders party thereto and PNC Bank, National Association, as administrative agent (the “A&R Credit Agreement”), shall have closed, all signatures thereto shall have been released and such A&R Credit Agreement shall be effective;

(c)          receipt by the Administrative Agent of any deliveries required under Section 7.14 of the Term Loan Agreement with respect to the addition or removal of any Guarantors party to the Guaranty to be effective upon the effectiveness of this Amendment; and

(d)          receipt by the Administrative Agent of satisfactory evidence that all fees, expenses and reimbursement amounts due and payable to the Administrative Agent and the Arrangers, including without limitation, the reasonable fees and expenses of counsel to the Administrative Agent, have been paid; and

(c)          receipt by the Administrative Agent of such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request.

Section  3. Representations. The Borrower represents and warrants to the Administrative Agent and the Lenders that:

(a)          Authorization; No Contravention. The execution and delivery of the Amendment by each Loan Party and the performance by each Loan Party of this Amendment and the Loan Agreement, as amended by this Amendment, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of each such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

(b)          Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution and delivery of this Amendment or performance by, or enforcement against, any Loan Party of this Amendment or the Loan Agreement, as amended by this Amendment.

(c)          Binding Effect. This Amendment has been duly executed and delivered by each Loan Party that is a party hereto. Each of this Amendment and the Loan Agreement, as amended by this Amendment, constitutes a legal, valid and binding obligation of each Loan Party a party thereto, enforceable against such Loan Party in accordance with its terms.

(d)          No Default. No Default has occurred and is continuing as of the date hereof nor will exist immediately after giving effect to this Amendment.

Section  4. Reaffirmation of Representations. The Borrower and the Parent hereby repeats and reaffirms all representations and warranties made or deemed made by the Borrower or the Parent, as applicable, to the Administrative Agent and the Lenders in the Loan Agreement as amended by this Amendment and the other Loan Documents on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full and such representations and warranties are true and correct in all material respects on and as of the date hereof immediately after giving effect to this Amendment except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date.

Section  5. Joinder. By this Amendment, as of the First Amendment Date, the Parent hereby becomes (a) a direct party to the Loan Agreement and (b) continues to be a “Guarantor” under the Loan Agreement and a party to the Guaranty. The Parent agrees that it is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to the Parent under the Loan Agreement from and after the First Amendment Date.

Section  6. Reaffirmation by Guarantors. Each of the Guarantors (including the Parent) hereby reaffirms its continuing obligations to the Administrative Agent and the Lenders under the Guaranty and agrees that the transactions contemplated by this Amendment shall not in any way affect the validity and enforceability of the Guaranty or reduce, impair or discharge the obligations of such Guarantor thereunder.

Section  7. Certain References. Upon the effectiveness of the amendments set forth herein, each reference to the Loan Agreement in any of the Loan Documents shall be deemed to be a reference to the Loan Agreement, as amended by this Amendment. This Amendment is a Loan Document.

Section  8. Costs and Expenses. The Borrower shall reimburse the Administrative Agent for all reasonable out-of-pocket expenses (including attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section  9. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section  10. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section  11. Effect; Ratification. Except as expressly herein amended, the terms and conditions of the Loan Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application from the effectiveness thereof only. The Loan Agreement is hereby ratified and confirmed in all respects. Nothing in this Amendment shall limit, impair or constitute a waiver of the rights, powers or remedies available to the Administrative Agent or the Lenders under the Loan Agreement or any other Loan Document.

Section  12. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section  13. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Loan Agreement.

Section  14. Termination. This Amendment shall terminate and be of no further force or effect without giving effect to the amendments described herein upon the earlier to occur of (a) 5:00 p.m. (Eastern Time, Standard or Daylight, as applicable) on January 31, 2017 if the conditions set forth in Section 2 hereof are not satisfied on or before such date and (b) each of the parties hereto shall agree in writing that this Amendment has terminated.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment and Joinder to Term Loan Agreement to be executed as of the date first above written.

AGREE LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	Agree Realty Corporation,
a Maryland corporation, its sole general partner

By:
Name: Joel N. Agree
Title: President

[Signatures Continued on Next Page]

Signature Page to First Amendment and Joinder to Term Loan Agreement for Agree Limited Partnership]

AGREE REALTY CORPORATION,
a Maryland corporation

By:
Name: Joel N. Agree
Title: President

AGREE 17-92, LLC, a Florida limited liability company
AGREE ALCOA TN LLC, a Tennessee limited liability company
AGREE ALLENTOWN PA LLC, a Pennsylvania limited liability company
AGREE ALTOONA PA, LLC, a Delaware limited liability company
AGREE ANDERSON SC LLC, a Delaware limited liability company
AGREE ANN ARBOR JACKSON, LLC, a Delaware limited liability company
AGREE ANN ARBOR STATE STREET, LLC, a Michigan limited liability company
AGREE APOPKA FL, LLC, a Delaware limited liability company
AGREE ARLINGTON TX LLC, a Texas limited liability company
AGREE ATCHISON, LLC, a Kansas limited liability company
AGREE ATLANTIC BEACH, LLC, a Delaware limited liability company AGREE BATON ROUGE LA LLC, a Louisiana limited liability company

By:	Agree Limited Partnership, a Delaware limited partnership
Its:	Sole Member

By:	Agree Realty Corporation, a Maryland corporation
Its:	Sole General Partner

By:
Joel N. Agree
Its:	President

Signature Page to First Amendment and Joinder to Term Loan Agreement for Agree Limited Partnership]

AGREE BELTON MO LLC, a Delaware limited liability company

AGREE BELVIDERE IL LLC, an Illinois limited liability company
AGREE BERWYN IL LLC, an Illinois limited liability company
AGREE BRENHAM TX, LLC, a Delaware limited liability company
AGREE BRIGHTON, LLC, a Delaware limited liability company
AGREE BROOKLYN OH LLC, an Ohio limited liability company
AGREE BUFFALO CENTER IA, LLC, a Delaware limited liability company
AGREE BURLINGTON, LLC, a Delaware limited liability company AGREE CANNON STATION LLC, a Delaware limited liability company
AGREE CEDAR PARK TX, LLC, a Delaware limited liability company
AGREE CENTER POINT BIRMINGHAM AL LLC, an Alabama limited liability company
AGREE CHARLOTTE POPLAR, LLC, a North Carolina limited liability company
AGREE CHICAGO KEDZIE, LLC, a Illinois limited liability company
AGREE COCHRAN GA, LLC, a Georgia limited liability company
AGREE COLUMBIA SC LLC, a Delaware limited liability company
AGREE CONCORD, LLC, a North Carolina limited liability company
AGREE CW, LLC, a Delaware limited liability company AGREE DANIEL MORGAN AVE SPARTANBURG LLC, a South Carolina limited liability company

By:	Agree Limited Partnership, a Delaware limited partnership
Its:	Sole Member

By:	Agree Realty Corporation, a Maryland corporation
Its:	Sole General Partner

By:
Joel N. Agree
Its:	President

Signature Page to First Amendment and Joinder to Term Loan Agreement for Agree Limited Partnership]

AGREE DAVENPORT IA, LLC, a Delaware limited liability company

AGREE DES MOINES IA, LLC, a Delaware limited liability company
AGREE EAST PALATKA, LLC, a Florida limited liability company AGREE EVERGREEN CO, LLC, a Delaware limited liability company
AGREE FACILITY NO. 1, LLC, a Delaware limited liability company
AGREE FOREST MS LLC, a Mississippi limited liability company
AGREE FOREST VA LLC, a Virginia limited liability company
AGREE FORT MILL SC, LLC, a South Carolina limited liability company
AGREE FORT WORTH TX, LLC, a Delaware limited liability company
AGREE FUQUAY VARINA LLC, a North Carolina limited liability company
AGREE GRAND CHUTE WI LLC, a Delaware limited liability company
AGREE GRAND FORKS LLC, a North Dakota limited liability company
AGREE HARLINGEN LLC, a Texas limited liability company
AGREE HAZARD KY, LLC, a Delaware limited liability company
AGREE HOLLY SPRINGS MS, LLC, a Delaware limited liability company
AGREE INDIANAPOLIS GLENDALE LLC, a Delaware limited liability company
AGREE INDIANAPOLIS IN II, LLC, a Delaware limited liability company
AGREE JACKSON MS, LLC, a Delaware limited liability company

By:	Agree Limited Partnership, a Delaware limited partnership
Its:	Sole Member

By:	Agree Realty Corporation, a Maryland corporation
Its:	Sole General Partner

By:
Joel N. Agree
Its:	President

Signature Page to First Amendment and Joinder to Term Loan Agreement for Agree Limited Partnership]

AGREE JACKSONVILLE NC, LLC,
a North Carolina limited liability company

AGREE JOPLIN MO LLC, a Missouri limited liability company
AGREE JUNCTION CITY KS LLC, a Delaware limited liability company
AGREE KIRKLAND WA, LLC, a Delaware limited liability company
AGREE LAKE IN THE HILLS, LLC, an Illinois limited liability company
AGREE LAKE ZURICH IL, LLC, an Illinois limited liability company
AGREE LEBANON VA LLC, a Virginia limited liability company
AGREE LEJUNE SPRINGFIELD IL, LLC, an Illinois limited liability company
AGREE LIGONIER PA, LLC, a Pennsylvania limited liability company
AGREE LOWELL, LLC, a Delaware limited liability company
AGREE LYONS GA LLC, a Georgia limited liability company
AGREE M-59, LLC a Michigan limited liability company AGREE MADISONVILLE TX LLC, a Texas limited liability company
AGREE MAGNOLIA KNOXVILLE TN LLC, a Tennessee limited liability company
AGREE MANCHESTER LLC, a Connecticut limited liability company
AGREE MARSHALL MI OUTLOT, LLC, a Delaware limited liability company
AGREE MCKINNEY TX, LLC, a Texas limited liability company
AGREE MEMPHIS GETWELL, LLC, a Tennessee limited liability company

By:	Agree Limited Partnership, a Delaware limited partnership
Its:	Sole Member

By:	Agree Realty Corporation, a Maryland corporation
Its:	Sole General Partner

By:
Joel N. Agree
Its:	President

Signature Page to First Amendment and Joinder to Term Loan Agreement for Agree Limited Partnership]

AGREE MINNEAPOLIS CLINTON AVE, LLC, a Minnesota limited liability company

AGREE MONTGOMERY AL LLC, an Alabama limited liability company
AGREE MORROW GA, LLC, a Georgia limited liability company
AGREE MT. DORA FL, LLC, a Delaware limited liability company
AGREE NEW LENOX 2, LLC, an Illinois limited liability company AGREE NORTH LAS VEGAS, LLC, a Nevada limited liability company
AGREE NOVI MI LLC, a Michigan limited liability company
AGREE ORANGE & MCCOY, LLC, a Florida limited liability company
AGREE PALAFOX PENSACOLA FL, LLC, a Delaware limited liability company
AGREE PENSACOLA LLC, a Florida limited liability company
AGREE PENSACOLA NINE MILE LLC, a Florida limited liability company
AGREE PINELLAS PARK, LLC, a Michigan limited liability company
AGREE PLAINFIELD, LLC, a Michigan limited liability company
AGREE POINCIANA LLC, a Florida limited liability company
AGREE PORT ORANGE FL, LLC, a Delaware limited liability company
AGREE PORT ST. JOHN LLC, a Delaware limited liability company
AGREE PORTLAND ME, LLC, a Delaware limited liability company
AGREE PORTLAND OR LLC, an Oregon limited liability company

By:	Agree Limited Partnership, a Delaware limited partnership
Its:	Sole Member

By:	Agree Realty Corporation, a Maryland corporation
Its:	Sole General Partner

By:
Joel N. Agree
Its:	President

Signature Page to First Amendment and Joinder to Term Loan Agreement for Agree Limited Partnership]

AGREE PROVO UT, LLC, a Delaware limited liability company

AGREE RAPID CITY SD, LLC, a South Dakota limited liability company
AGREE RICHMOND VA LLC, a Delaware limited liability company
AGREE ROCHESTER NY LLC, a New York limited liability company
AGREE SALEM OR, LLC, a Delaware limited liability company
AGREE SARASOTA FL, LLC, a Delaware limited liability company
AGREE SILVER SPRING SHORES, LLC, a Delaware limited liability company AGREE SOUTHFIELD LLC, a Michigan limited liability company
AGREE SPARTANBURG SC LLC, a South Carolina limited liability company
AGREE SPRINGFIELD IL LLC, an Illinois limited liability company AGREE SPRINGFIELD OH, LLC, a Delaware limited liability company
AGREE ST PETERSBURG LLC, a Florida limited liability company
AGREE ST. AUGUSTINE SHORES, LLC, a Delaware limited liability company
AGREE ST. JOSEPH MO, LLC, a Missouri limited liability company
AGREE STATHAM GA, LLC, a Georgia limited liability company
AGREE SUN VALLEY NV LLC, a Nevada limited liability company
AGREE SUNNYVALE CA, LLC, a Delaware limited liability company
AGREE TERRE HAUTE IN LLC, a Delaware limited liability company

By:	Agree Limited Partnership, a Delaware limited partnership
Its:	Sole Member

By:	Agree Realty Corporation, a Maryland corporation
Its:	Sole General Partner

By:
Joel N. Agree
Its:	President

Signature Page to First Amendment and Joinder to Term Loan Agreement for Agree Limited Partnership]

AGREE TOPEKA KS, LLC, a Delaware limited liability company
AGREE TRI-STATE LEASE, LLC, a Delaware limited liability company
AGREE UPLAND CA, LLC, a Delaware limited liability company
AGREE VENICE, LLC, a Florida limited liability company
AGREE VERO BEACH FL, LLC, a Delaware limited liability company
AGREE WHEATON IL, LLC, a Delaware limited liability company AGREE WHITTIER CA, LLC, a Delaware limited liability company
AGREE WICHITA FALLS TX LLC, a Texas limited liability company
INDIANAPOLIS STORE NO. 16, LLC, a Delaware limited liability company
LAWRENCE STORE NO. 203, LLC, a Delaware limited liability company
LUNACORP LLC, a Delaware limited liability company
MT PLEASANT OUTLOT I, LLC, a Michigan limited liability company
MT PLEASANT SHOPPING CENTER LLC, a Michigan limited liability company

By:	Agree Limited Partnership, a Delaware limited partnership
Its:	Sole Member

By:	Agree Realty Corporation, a Maryland corporation
Its:	Sole General Partner

By:
Joel N. Agree
Its:	President

[Signatures Continued on Next Page]

Signature Page to First Amendment and Joinder to Term Loan Agreement for Agree Limited Partnership]

Capital One, National Association,
as Administrative Agent and as a Lender

By:
Name:
Title:

[Signatures Continued on Next Page]

Signature Page to First Amendment and Joinder to Term Loan Agreement for Agree Limited Partnership]

Raymond James Bank, N.A., as a Lender

By:
Name:
Title:

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: ____________

To:	Capital One, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of July 1, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; capitalized terms used but not defined herein shall have the meanings given to them in the Agreement), among Agree Limited Partnership, a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto and Capital One, National Association, as Administrative Agent (the “Administrative Agent”).

The undersigned [chief executive officer][chief financial officer][treasurer][controller] of the Parent hereby certifies as of the date hereof that he/she is the [chief executive officer][chief financial officer][treasurer][controller] of the Parent, and that, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Parent. In such capacity, and not individually, the undersigned further certifies that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.          The Parent has delivered the year-end audited financial statements required by Section 7.01(a) of the Agreement for the fiscal year of the Parent ended as of the above date, together with the report and opinion of an independent certified public accountant required by such Section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.          The Parent has delivered the unaudited financial statements required by Section 7.01(b) of the Agreement for the fiscal quarter of the Parent ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Parent and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.          The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Parent and its Subsidiaries during the accounting period covered by such financial statements.

3.          A review of the activities of the Parent and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period each Loan Party performed and observed all its Obligations under the Loan Documents, and

Exhibit C-1

[Select One]

[to the best of the undersigned’s knowledge, in such capacity as [chief executive officer][chief financial officer][treasurer][controller] of the Parent, and not individually, that during such fiscal period, each Loan Party performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or--

[to the best of the undersigned’s knowledge, in such capacity as [chief executive officer][chief financial officer][treasurer][controller] of the Parent, and not individually, that during such fiscal period, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.          The representations and warranties of the Borrower contained in Article VI of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.          The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of ______________________.

By:
Name:
Title: [chief executive officer][chief financial officer][treasurer][controller] of Agree Realty Corporation

Exhibit C-2

SCHEDULE 1

to the Compliance Certificate

For the fiscal [quarter][year] ended _______________________

Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement. Attached hereto as Exhibit A are detailed calculations with respect to the below covenant compliance representations.

Covenant	Requirement	Actual
Maximum Leverage Ratio	Not to exceed 60%[1]
Maximum Secured Leverage Ratio	Not to exceed 40%
Minimum Tangible Net Worth	Not to be less than the sum of (i) $480,986,250 plus (ii) an amount equal to seventy-five percent (75%) of net equity proceeds received by the Parent after September 30, 2016 (other than proceeds received in connection with any dividend reinvestment program)
Minimum Fixed Charge Coverage Ratio	The ratio of Adjusted EBITDA to Fixed Charges at the end of any quarter not to be less than 1.50 to 1.0
Maximum Secured Recourse Indebtedness	Not to exceed 15%
Maximum Unencumbered Leverage Ratio	Not to exceed 60%[2]

1 If Total Indebtedness exceeds 60% of Total Asset Value but does not exceed 65%, then the Borrower shall be deemed to be in compliance so long as (w) the Borrower or any Subsidiary completed a Material Acquisition during the quarter in which such percentage first exceeded 60%, (x) such percentage does not exceed 60% after the fiscal quarter immediately following the fiscal quarter in which such Material Acquisition was completed, (y) the Borrower shall not maintain compliance in reliance on this proviso more than one time during the term of the Agreement and (z) such percentage is not greater than 65% at any time.

2 If Total Indebtedness that is Unsecured Indebtedness exceeds 60% of Unencumbered Asset Value but does not 65%, then the Borrower shall be deemed to be in compliance so long as (w) the Borrower or any Subsidiary completed a Material Acquisition during the quarter in which such percentage first exceeded 60%, (x) such percentage does not exceed 60% after the fiscal quarter immediately following the fiscal quarter in which such Material Acquisition was completed, (y) the Borrower shall not maintain compliance in reliance on this proviso more than one time during the term of the Agreement and (z) such percentage is not greater than 65% at any time.

Exhibit C-3

Covenant	Requirement	Actual
Minimum Unsecured Interest Expense Ratio	The ratio of Unencumbered Pool NOI to Unsecured Interest Expense not to be less than 1.75 to 1.0
Industry Concentration	Not more than 25% of annualized base rents of the Loan Parties and their Subsidiaries for any 12 month period may be attributable to any one industry type
Minimum Number of Unencumbered Pool Properties	Not less than 100 Unencumbered Pool Properties
Permitted Investments	(a) Investments in unimproved land holdings not to at any time exceed 10% of Total Asset Value
(b) Investments in mortgages, mezzanine loans and notes receivable not to at any time exceed 10% of Total Asset Value
(c) Investments in Construction in Progress not to at any time exceed 20% of Total Asset Value
(d) Investments in non-wholly owned Subsidiaries and Unconsolidated Affiliates not to at any time exceed 20% of Total Asset Value
Investments pursuant to clauses (a) through (d) above in the aggregate will not exceed 25% of Total Asset Value
Permitted Distributions of Parent for any fiscal year	Restricted Payments in an amount not to exceed in the aggregate the greater of (i) 95% of Funds From Operations, calculated on a trailing twelve month basis, and (ii) the amount of Restricted Payments required to be paid by the Parent in order for it to (x) maintain its REIT status for federal or state income tax purposes and (y) avoid the payment of federal or state income or excise tax

Exhibit C-4

EXHIBIT E

FORM OF UNENCUMBERED POOL REPORT

To:	Capital One, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of July 1, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; capitalized terms used but not defined herein shall have the meanings given to them in the Agreement), among Agree Limited Partnership, a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto and Capital One, National Association, as Administrative Agent (the “Administrative Agent”). This Unencumbered Pool Report, together with supporting calculations attached hereto, is delivered to you pursuant to the terms of the Agreement.

The Borrower hereby certifies and warrants to the Administrative Agent and the Lenders that at the close of business on __________________ (the “Calculation Date”), the Unencumbered Pool Amount was $_______________ computed as set forth on Schedule I attached hereto.

The Borrower has caused this Unencumbered Pool Report to be executed and delivered by its duly authorized officer on _______________________.

By:
Name:
Title: [chief executive officer][chief financial officer][treasurer][controller] of Agree Limited Partnership
Exhibit E-1

SCHEDULE I

to the Unencumbered Pool Report

For the fiscal [quarter][year] ended _______________________

Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement. Attached hereto as Exhibit A are detailed calculations with respect to the below elements of Unencumbered Pool NOI.

Requirement	Actual
No more than 25% of the aggregate Unencumbered Pool NOI may be in respect of Unencumbered Pool Properties that are located in any one Metropolitan Statistical Area
No more than 20% of the aggregate Unencumbered Pool NOI may be from a single tenant
Aggregate occupancy rate of all Properties included as Unencumbered Pool Properties may not to be less than 80%[3]
No more than 15% of the aggregate Unencumbered Pool NOI may be attributable to Properties leased under Eligible Ground Leases[4]

3 If the aggregate occupancy rate is less than 80%, then Borrower shall exclude from determination one or more Unencumbered Pool Properties as may be necessary for such aggregate occupancy rate to equal or exceed 80%.

4 To the extent more than 15% of the aggregate Unencumbered Pool NOI is attributable to Properties leased under Eligible Ground Leases, such excess shall be excluded from the aggregate Unencumbered Pool NOI.

Exhibit E-2